Exhibit 10.1

October 25, 2012

Carl D. O’Connell

116 Main Street

Irvington, NY 10533

Dear Carl,

Further to your recent conversation with Bob Moussa, I am pleased to confirm our offer of employment as follows:

1)

Position Title: President/CEO Competitive Technologies, Inc.

2)

Trial Period: Mutually agreed to be 60 (sixty) days from starting date.

3)

Base salary: $ 250,000 pa, rising to $ 300,000 pa upon satisfactory completion of the trial period.

4)

Bonus: 100% of base, subject to meeting clearly defined and board approved goals and objectives within given time frames. Payment of the bonus to be a combination of cash and equity.

5)

Stock Options: You will be granted one million incentive options that will be subject to a new stock option plan that will put into effect by the company. Key elements of the plan are that these options will vest over a five year period and will be subject to a dribbling clause.

6)

Benefits: You will be enrolled in the company’s benefit program for medical, dental and vision. Details of the program will be communicated to you under separate cover.

7)

Board Position: As CEO, you will be a member of the Board.

8)

Start Date: November 1st, 2012.

Carl, I would like to echo Bob’s comments concerning the Board’s excitement at having someone of your caliber and experience join our company and start implementing the appropriate strategies to make Calmare the success that it deserves to be.  I understand from Bob that you asked for written confirmation that the company will be in a position to meet your salary and expense reimbursements in cash and I hereby give you that commitment.

Welcome on board.

Accepted

___________________________

___________________________

Peter Brennan

Carl O’Connell

Chairman

1375 Kings Highway East, Suite 400   •   Fairfield, CT 06824   •   203.368.6044   •   Fax: 203.368.5399

email: CTT@CompetitiveTech.net   •   www.CompetitiveTech.net